Exhibit 99.1

FOR IMMEDIATE RELEASE

Telaria Provides Stockholders Virtual Option to Attend March 30, 2020 Special Meeting of Stockholders Due To Coronavirus Concerns

NEW YORK, March 17, 2020 – Telaria, Inc. (NYSE: TLRA) today announced that, due to the emerging public health concerns relating to the coronavirus (COVID-19) pandemic, and to protect the health and well-being of its stockholders and employees, Telaria’s stockholders will now be able to attend the special meeting of stockholders to be held on March 30, 2020 virtually. The special meeting’s virtual attendance option provides stockholders the ability to participate and ask questions during the meeting. However, Telaria stockholders will not be deemed to be “present” if they solely access the special meeting through the virtual option and stockholders will not be able to vote their shares at the special meeting, or revoke or change a previously submitted vote, through the virtual platform. In light of the foregoing, Telaria urges stockholders to submit their proxies in advance of the meeting using one of the available methods described in the proxy materials previously mailed to Telaria stockholders.

As stated in the definitive proxy statement of Telaria, dated February 13, 2020, Telaria will still host the special meeting in person at the offices of Cooley LLP, 55 Hudson Yards, New York, NY 10001 on March 30, 2020 at 10:00 a.m. local time. Telaria urges stockholders to carefully consider the personal and community health risks associated with attending in person in light of COVID-19 and related public health concerns.

To be virtually admitted to the Special Meeting, go to http://web.lumiagm.com/187574976.  In order to gain access you must click on “I have a login,” enter the control number found on your proxy card, voting instruction form or notice you previously received and enter the password “tel2020” (the password is case sensitive). If your shares are held in “street name” through a broker, bank or other nominee, to be virtually admitted to the Special Meeting, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of Telaria common stock you held as of the record date, along with your name and email address, and a request for registration to American Stock Transfer & Trust Company, LLC: (1) by email to proxy@astfinancial.com; (2) by facsimile to 718-765-8730 or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by American Stock Transfer & Trust Company, LLC no later than 5:00 p.m. Eastern time on March, 23, 2020.

As described in the proxy materials for the special meeting previously distributed, Telaria’s stockholders are entitled to participate in the special meeting if they were a stockholder of record as of the close of business on February 11, 2020, which is the record date for the special meeting, or hold an appropriate legal proxy for the meeting provided by their broker, bank or other nominee. Whether or not a stockholder plans to attend the special meeting in person or virtually, Telaria urges its stockholders to vote and submit their proxy in advance of the special meeting by one of the methods described in the proxy materials for the special meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the information provided above and may continue to be used to vote each stockholder’s shares in connection with the special meeting. A proxy supplement will be filed today with additional information concerning the virtual option, which we urge stockholders to read in its entirety.

About Telaria

Telaria, Inc. (NYSE: TLRA) powers the future of TV advertising with proprietary, programmatic software that optimizes ad yield for leading video publishers, enabling the most effective advertising experience across desktop, mobile and CTV. Telaria’s clients include the most innovative video content publishers across the globe such as Hulu, SlingTV, Viacom’s PlutoTV, TubiTV, Singtel, and Australia’s Channel Nine and Channel Ten. Telaria is headquartered in New York City and supports its global client base out of 13 offices worldwide across North America, EMEA, LATAM and APAC.

Investor Relations Contact:

Andrew Posen

Vice President, Head of Investor Relations

212-792-2315

IR@telaria.com

Media Contact:

Lekha Rao

Vice President, Media Relations & Corporate Communications

646-226-0254

lrao@telaria.com

Additional Information and Where to Find It

On February 13, 2020, The Rubicon Project, Inc. (“Rubicon Project”) filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, which includes a joint proxy statement/prospectus. The joint proxy statement/prospectus contains important information about the proposed transaction and related matters. Investors and security holders of Telaria and Rubicon Project are urged to carefully read the entire joint proxy statement/prospectus (and any amendments thereto) and other filings made in connection therewith because such documents will contain important information about the proposed business combination. Telaria and Rubicon Project commenced the mailing of the joint proxy statement/prospectus to stockholders of Telaria and Rubicon Project on or about February 13, 2020.

Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus and other documents filed by Rubicon Project and Telaria, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Telaria will be made available free of charge on Telaria’s website at https://telaria.com/ under the link “Investor Relations” and then under the heading “SEC Filings.” Copies of documents filed with the SEC by Rubicon Project will be made available free of charge on Rubicon Project’s website at https://rubiconproject.com/ under the link “Investor” and then under the heading “Financials and Filings” and the subheading “SEC Filings.”

Participants in the Solicitation

Rubicon Project and Telaria and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Rubicon Project common stock and Telaria common stock in respect of the proposed transaction. Information about Rubicon Project’s directors and executive officers is set forth in the proxy statement for Rubicon Project’s 2019 Annual Meeting of Stockholders, the joint proxy statement/prospectus and Rubicon Project’s Form 10-K for the year ended 2019, which were filed with the SEC on April 5, 2019, February 13, 2020 and February 27, 2020, respectively. Information about Telaria’s directors and executive officers is set forth in the proxy statement for Telaria’s 2019 Annual Meeting of Stockholders, the joint proxy statement/prospectus and Telaria’s Form 10-K for the year ended 2019, which were filed with the SEC on April 24, 2019, February 13, 2020 and March 16, 2020, respectively. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, through securities holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.